AMENDMENT NO. 1 TO RIGHTS AGREEMENT

     This Amendment, dated as of October 25, 1999, amends the Rights Agreement dated as of September 1, 1997, between Trinitech Systems, Inc. (the "Company") and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "Rights Agent"). Terms defined in the Rights Agreement and not otherwise defined herein are used herein as so defined.

                               W I T N E S S E T H
                               -------------------

     WHEREAS, on September 1, 1997, the Board of Directors of the Company authorized the issuance of Rights to purchase, on the terms and subject to the provisions of the Rights Agreement, one one-hundredth of a Preference Share; and

     WHEREAS, the Board of Directors of the Company authorized and declared a dividend distribution of one Right for every share of Common Stock of the Company outstanding on September 19, 1997 and authorized the issuance of one Right (subject to certain adjustments) for each share of Common Stock of the Company issued between the Record Date and the Distribution Date; and

     WHEREAS, the Company has obtained the requisite approval of the Company's Board of Directors and shareholders in order to change the Company's name to NYFIX, Inc.; and

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Board of Directors now unanimously desires to amend certain provisions of the Rights Agreement;

     NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

      i. The entire Rights Agreement is amended by deleting the name "Trinitech Systems, Inc." in all the places it appears, including but not limited to Exhibits A, B and C to the Rights Agreement, and substituting in lieu thereof the name "NYFIX, Inc."

     ii. Each reference in the Rights Agreement to "this Agreement," and each use in the Rights Agreement of terms such as "herein," "hereof" and "hereunder," shall mean and be a reference to the Rights Agreement as amended hereby.

     iii. Except  as  specifically  provided  in  this  Amendment,   the  Rights
          Agreement shall remain in full force and effect and shall in no way be amended, modified or affected.

     iv. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.


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     IN WITNESS  WHEREOF,  this  Amendment has been signed to be effective as of the close of business on this 25th day of October, 1999 by authorized representatives of each of the Company and the Rights Agent.


                                       TRINITECH SYSTEMS, INC.


                                       By: /s/ Peter Kilbinger Hansen
                                           --------------------------
                                            Peter Kilbinger Hansen
                                            President


                                       CHASEMELLON SHAREHOLDER SERVICES,
                                       L.L.C.


                                       By: /s/ Lenore LeConche
                                           -------------------
                                            Lenore LeConche
                                            Assistant Vice President

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